Exhibit 10.36

AMENDMENT NO. 1 TO CONSULTING SERVICES AGREEMENT
This AMENDMENT NO. 1 TO CONSULTING SERVICES AGREEMENT (this “Amendment”) is made as of the 21st day of December, 2017, by and among Surgery Partners, Inc., a Delaware corporation (the “Company”), Michael T. Doyle (“Doyle”) and MD Healthcare Partners, LLC, a Florida limited liability company (“MDHC,” and together with Doyle and the Company, the “Parties”).
WHEREAS, the Company, Surgery Partners, LLC and Doyle are parties to that certain Termination and Release Agreement, dated as of September 7, 2017 (the “Termination Agreement”), pursuant to which such parties mutually agreed to terminate their employment relationship under the terms and conditions set forth therein;
WHEREAS, the Company and Doyle are parties to that certain Consulting Services Agreement, dated as of September 7, 2017 (the “Consulting Agreement”), pursuant to which Doyle agreed to provide certain consulting services to the Company for a period of six months following the cessation of Doyle’s employment;
WHEREAS, Doyle desires to provide the Services through MDHC, Doyle’s wholly-owned affiliate;
WHEREAS, the Consulting Agreement may be amended by the mutual written agreement of the Company and Doyle; and
WHEREAS, the Parties desire to amend the Consulting Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:
1.    Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Consulting Agreement. All references in this Amendment to definitions and sections shall be deemed references to definitions and sections in the Consulting Agreement, except as explicitly stated herein.
2.    Addition of Parties. MDHC is hereby added a party to the Consulting Agreement, as set forth in this Amendment. For the avoidance of doubt, Doyle shall remain a party to the Consulting Agreement, as set forth herein.
3.    Amendment to Definition of Consultant. The definition of “Consultant” in the Consulting Agreement is hereby amended by deleting the words “Michael T. Doyle” and replacing them with “MD Healthcare Partners, LLC, a Florida limited liability company.” All references in the Consulting Agreement to “he,” “him,” “his,” “himself” and words of similar import are hereby deleted and replaced with references to “the Consultant,” “itself,” and words of similar import, as appropriate.
4.    Amendment to Definition of Termination Agreement. The reference to “the Consultant” in the definition of “Termination Agreement” in the Consulting Agreement is hereby replaced with a reference to “Michael T. Doyle (“MTD”)”, such that the first recital of the Consulting Agreement reads as follows:
“WHEREAS, the Company and Michael T. Doyle (“MTD”), an affiliate of the Consultant, are parties to that certain Termination and Release Agreement, dated as of September 7, 2017 (the “Termination Agreement”);”
5.    Amendment to Section 5 – Restrictive Covenants. Section 5 of the Consulting Agreement, “Restrictive Covenants,” is hereby amended in its entirety to read as follows:
“MTD hereby reaffirms, and the Consultant hereby agrees to be bound by (mutatis mutandis), the rights and obligations contained within Sections 5 through 8 of that certain Employment Agreement (the “Employment Agreement”), dated September 17, 2015, by and among the Company, Surgery Partners, LLC and MTD, as modified by Section 3 of the Termination Agreement. The Company acknowledges and agrees that the services to be provided hereunder are non-exclusive and, as such, as long as MTD and the Consultant comply with Section 7(a) of the Employment Agreement, as modified by Section 3 of the Termination Agreement, the Consultant and MTD are free to provide services to any other person or entity during the Term. For the avoidance of doubt, the Consultant agrees to be bound by Section 3 of the Termination Agreement mutatis mutandis.”
6.    Insertion of New Section 6 – Certain Provisions Relating to the Consultant and MTD. A new Section 6, entitled “Certain Provisions Relating to the Consultant and MTD” is hereby added to the Consulting Agreement as set forth below, and the remaining sections, “Governing Law” and “Entire Agreement,” shall be deemed renumbered accordingly:
“The Consultant and MTD hereby jointly and severally represent, warrant, covenant and agree as follows: (i) MTD is the sole beneficial and record owner of 100% of the membership and voting interests of the Consultant, and the sole “manager” thereof, (ii) none of the Consultant or MTD shall transfer the membership or voting interests of the Consultant at any time that the Consulting Agreement remains in effect and (iii) MTD hereby guarantees to the Company the due and punctual performance by the Consultant of all of the obligations and liabilities of the Consultant under or in respect of the Consulting Agreement, including any obligations or liabilities of the Consultant arising from any breach of the Consulting Agreement by the Consultant, and warrants, covenants and agrees that such guarantee is absolute, unconditional, irrevocable and continuing and that his obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy hereunder or by any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Consultant.”

7.    Miscellaneous.
(a)    Continuation of Agreement. Except as amended hereby, all terms and conditions of the Consulting Agreement shall remain in full force and effect. Any reference to the Consulting Agreement, whether in the Consulting Agreement or in any other agreement, document or instrument, shall be a reference to the Consulting Agreement (including any schedules or exhibits attached thereto) as amended by this Amendment.
(b)    Entire Agreement; No Waiver; Conflicts. The Consulting Agreement, as amended hereby, constitutes the entire agreement by and among the Parties with regard to the subject matter hereof, and supersedes any prior discussions hereon. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver or modification of any term, condition or covenant of the Consulting Agreement. In the event of a conflict between the terms of the Consulting Agreement and this Amendment, the terms of this Amendment shall control.
(c)    Incorporation by Reference. The provisions of Section 6 of the Consulting Agreement, “Governing Law,” are hereby incorporated by reference in and made applicable to this Amendment, mutatis mutandis.
(d)    Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
SURGERY PARTNERS, INC.

By:	/s/ Teresa F. Sparks
Name: Teresa F. Sparks
Title: Executive Vice President, Chief Financial Officer

/s/ Michael T. Doyle
Michael T. Doyle

MD HEALTHCARE PARTNERS, LLC

By:	/s/ Michael T. Doyle
Name: Michael T. Doyle
Title: Manager

[Signature Page to Amendment No. 1 to Consulting Services Agreement]